Exhibit (g)(v)

AMENDMENT TO CUSTODIAN AGREEMENT

AMENDMENT (the “Amendment”), effective as of August 1, 2016, by and among WILLIAM BLAIR FUNDS, a Delaware statutory trust (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Custodian Agreement (as defined below).

WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated October 1, 1999, as amended, modified and supplemented from time to time (the “Custodian Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement; and

WHEREAS, the Fund and State Street desire to amend the Custodian Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

a)	Section 16.1 of the Custodian Agreement is hereby amended by deleting such Section 16.1 in its entirety and by inserting in lieu thereof, the following:

“This agreement shall remain in effect until July 31, 2019 (the “Term”), unless earlier terminated as provided herein. After the expiration of the Term, this Agreement shall continue until terminated by either party upon one hundred-twenty (120) days prior written notice to the other party.

Either party may terminate this Agreement prior to the expiration of the Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within ninety (90) days of receipt of such notice.”

b)	Appendix A of the Custodian Agreement is hereby amended by deleting such Appendix A in its entirety and inserting in lieu thereof the attached Appendix A.

2.	Miscellaneous.

a)	Except as amended hereby, all provisions of the Custodian Agreement shall remain in full force and effect.

b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature Page follows.]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

WILLIAM BLAIR FUNDS

By:	/s/ Colette Garavalia
Name: Colette Garavalia
Title: Treasurer—William Blair Funds

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

CUSTODIAN AGREEMENT

APPENDIX A

Updated as of August 1, 2016

William Blair Funds

•	William Blair Bond Fund

•	William Blair Emerging Markets Growth Fund

•	William Blair Emerging Markets Leaders Fund

•	William Blair Emerging Markets Small Cap Growth Fund

•	William Blair Growth Fund

•	William Blair Global Leaders Fund

•	William Blair Income Fund

•	William Blair Institutional International Equity Fund

•	William Blair Institutional International Growth Fund

•	William Blair International Equity Fund

•	William Blair International Growth Fund

•	William Blair International Leaders Fund

•	William Blair International Small Cap Growth Fund

•	William Blair Large Cap Growth Fund

•	William Blair Low Duration Fund

•	William Blair Macro Allocation Fund

•	William Blair Mid Cap Growth Fund

•	William Blair Mid Cap Value Fund

•	William Blair Small Cap Growth Fund

•	William Blair Small Cap Value Fund

•	William Blair Small-Mid Cap Growth Fund

•	William Blair Small-Mid Cap Value Fund